UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2011

Federal Realty Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	1-07533	52-0782497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1626 East Jefferson Street

Rockville, Maryland 20852-4041

(301) 998-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 230.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 230.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Federal Realty Investment Trust (the “Trust”) entered into that certain Term Loan Agreement, dated as of November 22, 2011 (the “Agreement”), by and among the Trust, as Borrower, the financial institutions party thereto and their permitted assignees under Section 12.6., as Lenders, PNC Bank, National Association, as Administrative Agent (the Administrative Agent”), Capital One, N.A., as Syndication Agent, PNC Capital Markets LLC and Capital One, N.A. as Joint Lead Arrangers and Join Book Runners, and each of Regions Bank and SunTrust Bank, as Documentation Agent.

The Agreement consists of a $275.0 million unsecured term loan facility (the “New Term Loan”) with a maturity date of November 21, 2018. The New Term Loan bears interest at a rate of (i) LIBOR plus 145 basis points, with the spread over LIBOR subject to adjustment based on our credit rating or (ii) the highest of the prime rate of the Administrative Agent, the Federal Funds Open Rate (as defined in the Agreement) plus 0.50% or LIBOR plus 1.0%. Under an accordion feature, the Trust has the option to expand the borrowing capacity under the New Term Loan up to $350.0 million. In addition, the Trust may prepay the New Term Loan, in whole or in part at the prices (expressed as percentages of the principal amount of the Loans to be prepaid) set forth below, plus accrued and unpaid interest, if any, to the date of prepayment:

Period	Percentage
Effective Date to and including November 21, 2013	102%
November 22, 2013 to and including November 21, 2014	101%
After November 21, 2014	100%

The Agreement contains a number of restrictions on the Trust’s business, including, but not limited to, restrictions on the Trust’s ability to incur indebtedness, make investments, incur liens, engage in certain affiliate transactions, and engage in major transactions such as mergers. In addition, the Trust is subject to various financial maintenance covenants, including, but not limited to, a minimum fixed charge coverage ratio, a maximum secured indebtedness ratio, and a minimum unencumbered leverage ratio. The Agreement also contains affirmative covenants and events of default, including, but not limited to, a cross default to the Trust’s other indebtedness and the occurrence of a change of control. The Trust’s failure to comply with these covenants, or the occurrence of an event of default, could result in acceleration of the Trust’s debt and other financial obligations under the Agreement.

Affiliates of certain lenders under the Agreement have served, and may serve in the future, as underwriters in connection with public offerings of equity and debt securities by the Trust. In addition, affiliates of certain lenders under the Agreement have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Trust or its affiliates in the ordinary course of business for which they have received and may continue to receive customary fees and commissions.

The foregoing does not constitute a complete summary of the terms and conditions of the Agreement, which is attached hereto as Exhibit 10.1. The description contained herein of the terms and conditions of the Agreement is qualified in its entirety by reference to the Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following Exhibits are included in the Form 8-K:

Exhibit	Description of Exhibit

Exhibit 10.1	Term Loan Agreement, dated as of November 22, 2011, by and among the Trust, as

Borrower, the financial institutions party thereto and their permitted assignees under Section 12.6., as Lenders, PNC Bank, National Association, as Administrative Agent (the Administrative Agent”), Capital One, N.A., as Syndication Agent, PNC Capital Markets LLC and Capital One, N.A. as Joint Lead Arrangers and Join Book Runners, and each of Regions Bank and SunTrust Bank, as Documentation Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL REALTY INVESTMENT TRUST

Date: November 28, 2011	By:	/s/ Dawn M. Becker
Dawn M. Becker
Executive Vice President-General Counsel and Secretary